FORM 3
OMB Approval
OMB Number 3235-0104
Expires: January 31, 2005
Estimated average burden hours per response..................0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


.. Name and Address of Reporting Person*:                             Jessop, Graham
                                                                     P.O. Box 260
                                                                     Providenciales Turks and Caicos Islands
                                                                     BWI
2. Date of Event Requiring Statement (Month/Day/Year):               04/22/02

3. I.R.S. Identification Number of Reporting Person, if an entity
(voluntary):
4. Issuer Name and Ticker or Trading Symbol:                         Ocean Resources, Inc.  OCRI
5. Relation of Reporting Person(s) to Issuer                          X        Director          X       10%Owner
                                                                     ---------                 ---------
(Check all applicable):                                               X       Officer                   Other
                                                                     --------                 ---------
                                                                      (give title below)     (Specify below)

                                                                      President

6. If Amendment, Date of Original (Month/Day/Year):
7.    Individual or Joint/Group Filing (Check Applicable Line)       X         Form filed by One Reporting Person
                                                                     ---------

                                                                               Form filed by More than One Reporting Person
                                                                     ---------


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security (Instr. 4):                                Common Stock $0.0001 Par Value
2. Amount of Securities Beneficially Owned (Instr. 4):          (2,333,334) 17,500,005
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):      I
4. Nature of Indirect Beneficial Ownership (Instr. 5):          President of Argosy International, Ltd.,
                                                                Corporate Owner of the Shares


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              Persons who respond to the collection of Information
            contained in this form are not required to respond unless
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(e.g. puts, calls, warrants, options, convertible securities)
1.  Title of Derivative Security (Instr. 4):                        None
                                                                    Date Exercisable    Expiration Date
2. Date Exercisable and Expiration Date (Month/Day/Year):

                                                                    Title               Amount or Number of Shares
3. Title and Amount of Securities Underlying Derivative Security
   (Instr. 4):
4. Conversion or Exercise Price of Derivative Security:
5. Ownership Form of Derivative Security;
   Direct (D) or Indirect (I) (Instr. 5):
6. Nature of Indirect Beneficial Ownership: (Instr. 5)

EXPLANATION OF RESPONSES:







    /s/ Graham Jessop
----------------------------------------------
**Signature of Reporting Person


 10/9/02
----------------------------------------------
         Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.